EXHIBIT 99.2

First Amendment To Stock Purchase Agreement

This First Amendment to Stock Purchase Agreement (“First Amendment”), effective as of March 5, 2010, amends that certain Stock Purchase Agreement, effective as of February 9, 2010, (“Agreement”) between China Tel Group, Inc., a Nevada corporation (“Company”), and Isaac Organization, a Canadian corporation organized under the laws of Ontario (“Purchaser”).

The following sections of the Agreement are amended as follows:

1.1           Sale and Issuance of Series A Common Stock.

Pursuant to the Agreement, the Company has issued and delivered to the Purchaser at the Closing of the Agreement 53,199,934 Shares (“Original Shares”).  In addition, the Company shall cause to be issued and delivered to the Purchaser, and the Purchaser agrees to also Purchase, 53,199,934 additional Shares (“Additional Shares”).  The aggregate of the Original Shares and the Additional Shares total 106,399,869 Shares (“Amended Purchased Shares”), which represents twenty-four percent (24%) of the total Shares.

2.1           Purchase Price.

The purchase price (“Amended Purchase Price”) for the Amended Purchased Shares is $320,000,000.  The Amended Purchase Price is payable as follows: $1,000,000 previously paid at the Closing of the Agreement (“First Installment”); $10,000,000 paid upon the execution of this First Amendment (“Second Installment”); $20,000,000 on or before March 31, 2010 (“Third Installment”); $129,000,000 on or before June 1, 2010 (“Fourth Installment”); $80,000,000 on or before September 30, 2010 (“Fifth Installment”); and $80,000,000 on or before December 31, 2010 (“Sixth Installment”).

6.7           Default by the Purchaser.

The Purchaser shall not sell, transfer, distribute or otherwise convey more than the following number of the Amended Purchased Shares prior to the payment to the Company of each of the following Installments: no Shares prior to the Second Installment; 3,657,495 Shares prior to the Third Installment; 10,307,487 prior to the Fourth Installment; 53,199,934 prior to the Fifth Installment; and 70,933,246 prior to the Sixth Installment.  If the Purchaser fails to pay any Installment as required by this First Amendment, the Purchaser shall return to the Company the following number of the Amended Purchased Shares, and the Purchaser shall not be obligated to pay nor the Company to accept any subsequent Installment: 102,742,374 Shares upon failure to pay the Second Installment; 96,092,382 Shares upon failure to pay the Third Installment; 53,199,934 upon failure to pay the Fourth Installment; or 35,466,623 upon failure to pay the Fifth Installment, respectively, as the case may be.  The Purchaser also agrees that should the Purchaser fail to return said Shares to the Company on or before the applicable date described in this Section 6.7, the Company may cancel said Shares without further notice to the Purchaser, and the Purchaser shall thereby forfeit any and all rights it would otherwise have as the owner of said Shares.

Except as expressly amended by this First Amendment, all other terms of the Agreement remain in full force and effect.

This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this First Amendment and all of which, when taken together, shall be deemed to constitute one and the same Amendment.

COMPANY:		PURCHASER:
CHINATEL GROUP, INC.		ISAAC ORGAINIZATION

By:	/s/ George Alvarez	By:	/s/ Tsuing-Hsi (Charles) Wang
	George Alvarez		Antonios Isaac
	Chief Executive Officer		Chief Executive Officer